Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 23, 2024, is entered into between Atlas Lithium Corporation, a Nevada corporation (Nasdaq: ATLX) (the “Company”), and Tiago Moreira de Miranda (“Executive”). The Company and Executive are sometimes referred to individually as a “Party” and collectively as the “Parties.” Unless otherwise defined within the Agreement, capitalized terms used in this Agreement are defined in Section 12 hereof.

In consideration of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement for the period commencing on July 23, 2024 (the “Effective Date”). The “Employment Term” hereunder shall be the period between the Effective Date and any termination of the Executive’s employment hereunder. Executive’s employment is at-will, meaning either Party may terminate this Agreement at any time, for any reason, without notice or Cause.

2. Position and Duties.

(a) Position. During the Employment Term, Executive shall serve as the Chief Financial Officer, Principal Accounting Officer, and Treasurer of the Company and, during the Employment Term, Executive will report to the Chief Executive Officer of the Company (the “CEO”). Executive shall perform duties and responsibilities that are normally associated with such office from location(s) the Company may direct, and further agrees to undertake such business-related travel within or outside United States, Canada and Brazil as the Company may require and/or as necessary or appropriate for the performance of Executive’s duties and responsibilities hereunder.

(b) Duties. Executive shall perform faithfully and diligently all duties assigned to Executive, and shall devote all of Executive’s business time and attention to the business and affairs of the Company or its Subsidiaries. Without the prior written consent of Company, Executive may not engage in any activities that reasonably could be determined to interfere, either individually or in the aggregate, in any respect, with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict, including but not limited to any prospective or current activities, investments or strategic opportunities.

(c) Exclusivity. The Executive shall work exclusively to the Company and any of its Subsidiaries, as instructed by the Company.

(d) Compliance with Policies. Executive shall comply with all policies and procedures of the Company or its Subsidiaries, now in effect and as implemented from time to time, including but not limited to any code of conduct, insider trading, anti-bribery/anti-corruption, clawback and other similar policies. Failure to comply with all such policies and procedures shall result in disciplinary action, upon to and including Executive’s immediate termination.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Term, Executive’s base salary shall be US$ 15,000 (the “Base Salary”). The Base Salary shall be payable, less applicable withholdings and deductions, in regular, monthly installments. This position is exempt, meaning that Executive is not eligible for overtime pay regardless of the number of hours worked per workweek.

(b) Bonus.

1)	Performance Bonus. Executive shall be entitled to a maximum annual bonus of US$ 45,000 (the “Annual Bonus”), conditioned upon the timely filing by the Company with the Securities and Exchange Commission (the “SEC”), on an annual basis, of one Form 10-K and three Form 10-Qs, in accordance with the following rules:

(i) If and only if the Form 10-K is filed timely on or before the regulatory filing deadline (and not filed on an extension period), Executive shall receive 30% of the Annual Bonus, which corresponds to US$ 18,000, within thirty days after the Form 10-K’s actual filing date;

(ii) For each Form 10-Q that is filed on or before the regulatory filing deadline (and not filed on an extension period), Executive shall receive 15% of the Annual Bonus, which corresponds to US$ 9,000, within thirty days after each 10-Q’s actual filing date.

2)	Discretionary Bonus. The Executive shall have the opportunity to receive up to US$ 15,000 in an annual discretionary bonus, based on his performance evaluation as determined by the Chief Executive Officer of the Company which shall include, among other factors, quality of budgeting, forecasting, and support to operational needs, and upon approval by the Company’s Compensation Committee.

(c) Expenses. The Company shall reimburse Executive for all expressly authorized reasonable travel and other business expenses incurred by Executive during the Employment Term in connection with the performance of Executive’s duties and obligations under this Agreement, subject to Executive’s compliance with the Company’s expense reimbursement policies, as in effect from time to time.

(d) Other Benefits; Vacation. During the Employment Term, Executive shall be entitled to participate in any benefit plan that the the Company has adopted or may adopt, maintain or contribute to for the benefit of its similarly-situated exempt employees generally, subject to the terms and conditions of the applicable plan and satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. Nothing in this Agreement will preclude the Company from amending or terminating any benefit plans or programs, as the case may be. In addition to holidays that are provided in general to executive-level employees of the Company, Executive shall be entitled to thirty (30) days of paid vacation (the “Vacation Time”) each full calendar year, which may be taken in accordance with and shall be otherwise subject to the Company’s vacation policy.

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4. Equity; Change of Control.

(a) Equity. Subject to the terms and conditions (including but not limited to vesting) of the Company’s 2023 Stock Incentive Plan (the “Plan”) and the applicable award agreement, Executive shall be granted the following:

(i) 40,000 time-based restricted stock units (the “RSUs”) which shares will vest annually in four equal installments, with vesting period starting the first month after the Effective Date. ;

(ii) If during the first 12 months of the Executive’s employment, calculated from the Effective Date, Mr. Miranda’s employment is terminated by the Company for any reason, 25% of his RSUs will vest immediately upon termination and the shares of the Company’s common stock representing the vested RSUs shall be issued to the Executive promptly.

(b) Change of Control. Any unvested RSUs shall immediately vest in the event of a Change of Control (as defined in the Plan).

5. Termination.

(a) General. Executive’s employment may be terminated at any time during the Employment Term by Executive or the Company, without notice or cause. Executive’s last day of employment shall be referred to herein as the “Termination Date”.

(b) Accrued Benefits. If Executive’s employment terminates for any reason, the Company’s obligation to make payments or provide any other benefits under this Agreement shall cease as of the Termination Date. Upon any termination of Executive’s employment, Executive shall be entitled to receive (i) all earned or accrued but unpaid Base Salary, and accrued but untaken Vacation Time, (ii) reimbursement of reasonable business expenses incurred by Executive prior to the Termination Date in accordance with the terms of Section 3(b) hereof, subject to Executive’s compliance with the Company’s expense reimbursement policies, and (iii) all amounts or benefits to which Executive is entitled under any applicable benefit plan or arrangement of the Company in which Executive was a participant during Executive’s employment with the Company, in accordance with the terms of such plan or arrangement, and such other benefits as required by law (collectively (i) - (iii), the “Accrued Benefits”). Except as otherwise required by applicable law, the Company’s obligation to make any other payments or provide any other benefits hereunder shall terminate automatically as of the Termination Date.

(c) Termination Due to Death or Disability. If Executive’s employment with the Company terminates as a result of Executive’s death or Disability (as defined below), Executive shall be deemed terminated from the date of death or Disability, and Executive’s estate or Executive, as applicable, shall be entitled to receive only the Accrued Benefits. For purposes of this Agreements, “Disability” shall mean that Executive is disabled and unable to perform the essential functions of Executive’s then-existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then-existing position or positions with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Executive or Executive’s guardian has no reasonable objection as to whether Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on Executive. Nothing in this Section 5(c) shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the U.S. Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

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6. Confidential Information. Executive acknowledges that the confidential and proprietary information, observations and data, whether in tangible or intangible form (including, without limitation, trade secrets, know-how, research plans, business, accounting, distribution and sales methods and systems, sales and profit figures and margins and other technical or business information, business, marketing and sales plans and strategies, cost and pricing structures, suppliers, customer lists, business relationships, and information concerning acquisition opportunities and targets nationwide in or reasonably related to any business or industry in which the Company or its Subsidiaries, is engaged), disclosed or otherwise revealed to Executive, or discovered or otherwise obtained by Executive or of which Executive becomes aware, directly or indirectly, while employed by the Company (including, in each case, those obtained prior to the date of this Agreement) concerning the business or affairs of the Company or its Subsidiaries (collectively, “Confidential Information”) are the property of the Company or its Subsidiaries, and agrees that the Company or its Subsidiaries has a protectable interest in such Confidential Information. Therefore, Executive agrees that Executive shall not (during Executive’s employment with the Company or at any time thereafter) disclose, furnish or make accessible to any person, or use for Executive’s own or any third party’s purposes, any Confidential Information for any purpose other than to perform Executive’s obligations to the Company or its Subsidiaries without the prior written consent of the Board, unless and to the extent that the aforementioned matters: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 6; (b) is received by the Executive in good faith from a third party who discloses such information to the Executive on a nonconfidential basis and without violating any obligation of secrecy relating to the information disclosed; (c) is independently developed by Executive without reference to any Confidential Information; or (d) is required to be disclosed by applicable Law, order or regulation of a court or tribunal or government authority of competent authority (provided that Executive shall give prompt advance written notice of such requirement to the Company to enable the Company, at its sole cost and expense, to seek an appropriate protective order or confidential treatment, to the extent such notification is not prohibited by applicable law). Executive shall deliver to the Company at the termination of the Employment Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) which constitute Confidential Information or Work Product (as defined below) which Executive may then possess or have under Executive’s control. Executive acknowledges that upon termination of Executive’s employment with the Company, the Company may deem it advisable to, and shall be entitled to, serve notice on Executive’s new employer that Executive has been exposed to certain Confidential Information and that Executive has continuing obligations under the terms of this Agreement not to disclose such information. The provisions of this Section 6 shall survive the termination or expiration of the Employment Term and Executive’s employment, irrespective of the reason therefor, for a period of two (2) years or such longer period permitted by applicable law.

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Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7. Non-Competition. For so long as Executive is employed by the Company and for twelve (12) months after a termination of Executive’s employment for any reason (the “Restricted Period”), Executive shall not own any interest in, provide any financing to, manage, control, participate in, consult with, provide services the same as or similar to those Executive provided for the Company or its Subsidiaries for, or on behalf of any business or enterprise engaged directly or indirectly in the Company Business in the Applicable Area (as such terms are defined below), or otherwise engage in or assist any other Person with engaging in, the Company Business in the Applicable Area; provided, that nothing in this Section 7 will prohibit Executive from being a passive owner of less than two percent (2%) in the aggregate of any class of capital stock or equity of any Person if such stock or equity is publicly traded and listed on any national or regional stock exchange.

8. Non-Solicitation.

(a) During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce or attempt to induce any employee or any individual retained as an independent contractor of the Company or its Subsidiaries to terminate his or her employment or contracting relationship with such entity, or to become an employee or independent contractor of any other Person. The foregoing restrictions will not apply to any Person who: (x) contacts Executive on his or her own initiative regarding a position that is not in the Company Business; or (y) responds to general employment or service solicitations through the use of general advertising, recruiters, or otherwise not specifically targeted at employees of the Company or its Subsidiaries.

(b) During the Restricted Period, Executive shall not, directly or indirectly, (i) solicit, induce or attempt to induce any Customer, supplier, vendor, or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries or in any way interfere with the relationship between any such Customer, supplier or other business relation and the applicable entity (i.e., Company or any of its Subsidiaries), (ii) engage in any disparaging communication regarding the Company or its Subsidiaries or the activities, products or services of the Company or its Subsidiaries with any Customer or prospective Customer of any such entities.

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9. Work Product.

(a) Subject to the provisions of applicable law and as otherwise set forth in Section 9(b) below, Executive acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, works of authorship, mask works and intellectual property (whether or not including any confidential information), all other proprietary information and all similar or related materials, documents, work product or information (whether or not patentable) which are first conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company (collectively the “Work Product”), shall be the sole, exclusive and absolute property of the Company, and Executive hereby does irrevocably assign, transfer and convey (to the extent permitted by applicable law) all rights, including intellectual property rights, therein on a worldwide basis to the Company or such Subsidiary as the Company shall designate, to the extent ownership of any such rights does not vest originally in such Subsidiary, and waives any moral rights therein to the fullest extent permitted under applicable law. Executive will promptly disclose any such Work Product to the Company (except where it is lawfully protected from disclosure as the trade secret of a third party or by any other lawful bar to such disclosure) and will, at the Company’s request and without additional compensation, perform all actions reasonably requested by the Company to establish and confirm such ownership, including execute any patent, trademark or copyright papers covering such Work Product as well as any papers which may be considered necessary or helpful by the Company in the prosecution of applications for patents thereon or which may relate to any litigation or controversy in connection therewith, with the Company bearing all expenses of performing such actions (including expenses incident to the filing of such application, the prosecution thereof and the conduct of any such litigation). Notwithstanding the foregoing, this Section 9(a) shall not apply to an invention that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that result from any work performed by Executive for the Company or any Subsidiary.

(b) Enforcement. If, at the time of enforcement of any of Sections 6, 7, 8 or 9, a court of competent jurisdiction shall hold that the type, scope or duration of the restrictions stated herein are unreasonable under circumstances then existing, the Parties hereto agree that the maximum type, scope or duration reasonable under such circumstances shall be substituted for the stated type, scope or duration and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum type, scope and duration permitted by applicable law. The Parties hereto acknowledge and agree that Executive’s services are unique and Executive has access to Confidential Information and Work Product, that the provisions of Sections 6, 7, 8 or 9, are necessary, reasonable and appropriate for the protection of the legitimate business interests of the Company or its Subsidiaries, that irreparable injury will result to the Company or its Subsidiaries if Executive breaches any of the provisions of Sections 6, 7, 8 or 9, and that money damages would not be an adequate remedy for any breach by Executive of this Agreement and that the Company or its Subsidiaries will not have any adequate remedy at law for any such breach. Therefore, in the event of a breach or threatened breach of this Agreement, any member of the Company or its Subsidiaries, or any of their respective successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without the necessity of showing actual money damages, or posting a bond or other security). Nothing contained herein shall be construed as prohibiting the any entity of the Company or its Subsidiaries, or any of their respective successors or assigns, from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages.

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10. Tolling. In the event of any violation of the provisions of Sections 6, 7, 8 or 9, hereof, Executive acknowledges and agrees that the post-termination restrictions contained in Sections 6, 7, 8 or 9, hereof shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

11. Executive’s Representations and Acknowledgements. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound and that Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or impair Executive’s ability to perform all of Executive’s duties and obligations hereunder, (ii) Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other Person, (iii) Executive shall not use any confidential information or trade secrets of any third party in connection with the performance of Executive’s duties hereunder, except for such information obtained during Executive’s employment with the Company, and (iv) this Agreement constitutes the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms. Executive further acknowledges that the restrictive covenants contained herein are in addition to any similar restrictions imposed on Executive through another agreement. Executive also hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein and intends for such terms and conditions to be binding on and enforceable against Executive. Executive acknowledges and agrees that the provisions of Sections 6, 7, 8 or 9, are in consideration of: (i) Executive’s employment by the Company; and (ii) additional good and valuable consideration as set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged. Executive expressly agrees and acknowledges that the restrictions contained in Sections 6, 7, 8 or 9 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, and that such provisions shall survive the expiration of the Employment Term and the termination of Executive’s employment hereunder for any reason in accordance with their terms. In addition, Executive agrees and acknowledges that the potential harm to the Company or its Subsidiaries of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

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12. Definitions.

“Applicable Area” means Brazil.

“Company Business” means the business as conducted by each the Company and its Subsidiaries during the Employment Term, including but not limited to the business of mineral exploration, mining properties, and/or lithium processing, in each case that occurs or is contemplated during the Restricted Period.

“Customer” means any Person who: (a) purchased or received products or services from the Company or its Subsidiaries during the Employment Term; (b) was engaged in communication with the Company or its Subsidiaries during the last year of Executive’s employment for any purpose related to the Company Business; or (c) was contacted or solicited by any employee of the Company or its Subsidiaries during Executive’s Employment Term if Executive, as an employee of the Company, had direct or indirect contact with such Person or originally learned or became aware of such Person during Executive’s employment with the Company.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

13. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or faxed or emailed to the recipient at the address below indicated:

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To Company:

Atlas Lithium Corporation

Attention: Marc Fogassa

Rua Antonio de Albuquerque, 156 – 17th Floor

Belo Horizonte, MG 30.112-010

Brazil

Email Address: [  ]

To Executive:

Tiago Moreira de Miranda

[  ]

Brazil
Email Address: [  ]

or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement shall be deemed to have been given when personally delivered, one (1) business day after sent by reputable overnight courier service, five (5) calendar days after deposit in the U.S. or other applicable mail system (or when actually received, if earlier), or at such time as it is transmitted via facsimile or email, with receipt confirmed (which, in the case of email, may be confirmed by the read receipt function in Microsoft Outlook or a similar program).

14. General Provisions.

(a) Conditions to Hire. Notwithstanding anything herein to the contrary, the effectiveness of this Agreement shall be conditioned on (i) Executive’s satisfactory completion of reference and background checks, as determined by the Company in its sole discretion and (ii) Executive’s submission of satisfactory proof of Executive’s identity and legal authorization to work in Executive’s designated work location.

(b) Contract Expenses. The Company and Executive will each pay their own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the agreements contemplated hereby, unless otherwise agreed in writing between the Company and Executive.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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(d) Complete Agreement. This Agreement and those documents expressly referred to herein embody the entire understanding among the Parties with reference to the matters contained herein. This Agreement supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including any prior term sheet, offer letter, employment agreement, compensation plan, or other document containing terms and conditions of employment between Executive and the Company.

(e) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors and assigns, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred; provided, that the rights and obligations of Executive under this Agreement shall not be assignable. As used in this Agreement, “Company” shall mean the Company and any successor to all or substantially all of its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

(g) Governing Law. To the fullest extent permitted by law, all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto, as well as any claims arising from or relating to Executive’s employment with the Company, shall be governed by, and construed in accordance with, the laws of the State of Nevada, United States, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. The Parties agree that all disputes arising from or relating to this Agreement or to Executive’s employment with or termination from the Company shall be brought exclusively in the state and/or federal courts of Clark County, Nevada.

(h) Remedies. The Company shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by Executive’s breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach by Executive of Executive’s obligations under this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(i) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(j) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(k) Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such taxes as may be required to be withheld pursuant to any applicable law or regulation.

[Signatures on Following Page(s)]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Atlas Lithium Corporation

By:
Name:	Marc Fogassa
Title:	CEO

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE

Tiago Moreira de Miranda